Q2 FY2024 Shareholder Letter

February 1, 2024

Dear Shareholders,

For the second consecutive year we reported strong Q2 results, outperforming on paid subscribers to Connected Fitness and App, gross margin (reflecting the structural shift towards improving gross margins I wrote about in last year’s Q2 letter) and free cash flow*. Q2 is our most important quarter of the year from a sales standpoint. On the road to recovery, good performance every quarter matters, but Q2 matters most of all.

Our guidance for the remainder of FY24 represents our current best thinking about the future performance for the business, but I’ll be disappointed if we can’t figure out how to improve our performance during the quarter, like we did in Q2.

While we continue to outperform the connected fitness market, our biggest challenge continues to be growth, at scale. Those of you who have followed the business know we've launched a number of new growth initiatives over the last two years. Overall I'm extremely pleased with the new muscles we have developed in this regard. We'll strengthen these muscles as we continue to explore ways to ignite growth across multiple vectors. Several of these new initiatives have performed strongly. Some have not. We review both in this quarterly update, beginning with the failures. If we're not failing, we're not being aggressive enough testing new initiatives.

One initiative that hasn’t worked is our premium co-branded Bike experiment with the University of Michigan. Notwithstanding the football team’s success winning the national championship, we sold substantially fewer Bikes to alumni and boosters than we expected. What seemed like a good idea didn’t deliver. So instead of launching additional co-branded bikes in school colors, we will end-of-life this hardware initiative.

Another area of the business which failed to meet our performance expectations was Member Support (think customer service). This past holiday season was particularly taxing for Members. The Member Support experience has tarnished our brand, and we simply must do better. The team is currently in the middle of a reboot. New leadership. New systems. New third party vendors. New training. New staff. I’m confident we’re on the right path this time. I’m confident in the new leadership, and I’m confident that in the next few months our Members will be receiving the level of service they deserve and expect and that we can be proud of.

Now let’s talk about our successful growth initiatives.

In 1H fiscal year 2023 we launched the sale of Peloton hardware by third party retailers like Dick’s Sporting Goods and Amazon. We saw exceptionally strong sales growth through these channels this holiday season, with Y/Y unit growth of 74% in Q2. Our key learning from these holiday results is that we can better optimize our sales and marketing tactics going forward so that sales from these partners are even more incremental, yielding a better margin mix for Peloton.

Another successful growth initiative is our Bike rental model. We’re forecasting more than 100% Y/Y revenue growth for FY24. The underlying economics continue to be attractive, given the current churn and buyout rates for Bike and Bike+. The Bike rental program is attracting a more diverse, more female, and younger customer than it was 6 months ago. We expect to test the business model in new markets like Corporate Wellness later this fiscal year in a push for faster growth. Bike rental is growing quickly with attractive economics, and we are leaning into new opportunities aggressively to drive that growth.

We also are encouraged by the demand backlog for Tread+. We began taking orders in December for Q3 delivery. Demand has been significantly stronger than we expected. Consumer interest in the Tread+ seems to have increased consumer demand in our entry level Tread, which also outperformed our sales expectations last quarter. The overall treadmill market is about 2x larger than the stationary bike market. So our newly found momentum in the treadmill category, and the diversification of our hardware sales beyond Bike/Bike+, is good news for Peloton’s future growth, provided we sustain our momentum.

One last initiative to highlight is the performance of our subsidiary Precor. With $70 million of Q2 revenue, Precor’s rebuilt leadership team has been methodically executing against their year-old turnaround plan by closing their North Carolina manufacturing facility, shifting international sales from a direct to an indirect dealer model, reducing headcount and non-headcount OpEx, enhancing financial controls, rebuilding trust with gym clients, and refocusing on product development, especially their recently launched Gen 3 console.
(*) Free cash flow is a non-GAAP financial measure. For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please see the reconciliation tables located below.

This last quarter we also leaned into our partnerships with lululemon and TikTok.

Our content collaboration with lululemon outperformed our expectations last quarter as we transitioned to become the exclusive digital fitness content provider for their Studio platform. We saw a slower start with our new apparel collaboration, but we remain optimistic as we continue to activate the partnership given we are early in our journey together. Over the rest of this year you will see us deliver a broader assortment of co-branded merchandise to surprise and delight Members and non-Members alike.

In one of our most significant content innovations since I joined Peloton, this past quarter we also formalized a relationship with TikTok, announcing a first-of-its-kind, exclusive partnership that brings Peloton to TikTok in a curated, native way, via our #TikTokFitness Peloton Hub. We are excited to see where this goes. We are producing bespoke social content – such as original short-form instructor series, Peloton class clips, celebrity collaborations, live Peloton classes, and ongoing creator partnerships – for the first time outside of Peloton-owned channels. The Peloton Hub aggregates our content in an approachable way, allowing us to introduce Peloton to new audiences/prospective Members, no matter where they are in their fitness journey, while also serving as a landing spot for existing Members who want to engage in new and different ways.

While revenue growth has been a challenge over the last two years and again in Q2 (-6% Y/Y), gross profit (+27% Y/Y) has been a story of significant growth. The Q2 gross profit growth is equivalent to 27% Y/Y revenue growth at last year's 2Q gross margin. This has been and continues to be an important part of our turnaround story.

When I first joined Peloton, I spoke publicly about two primary goals for the business: stop the bleeding and return the business to growth. My primary goal for FY24 has been to restore the company to positive free cash flow for the full year. Based on our updated forecast, we now expect the business to generate positive free cash flow in Q4 (vs. $(74) million in 4Q23) but to fall short of achieving our goal for the full year. We also expect to end the fiscal year with a net increase in unrestricted cash compared to our Q2 balance. If we grow our cash balance and generate free cash flow, we will have stopped the bleeding. As for the goal of restoring revenue growth, we expect to meet that goal in 4Q24.

Continuing our investments in talent density, we recently welcomed two new members to our leadership team. As we mentioned in last quarter’s shareholder letter, Nick Caldwell joined us as our Chief Product Officer in early November, and Lauren Weinberg joined us in January as our new Chief Marketing Officer. We also were fortunate to welcome Chris Bruzzo, former CMO of EA, to our Board of Directors. This is an exciting influx of senior talent, and I expect their contributions to accelerate our growth in the quarters ahead.

In the last two years, we’ve reimagined our go to market strategies, evolved Peloton’s core value proposition, welcomed new leadership, launched new products, focused on helping Members be the best version of themselves through connected fitness, and restored financial stability to the business.

None of this would have been possible without the continued support of our Members as well as the hard work of our employees and their dedication to our mission. Sincere thanks to you both for making the Peloton experience uniquely special.

Barry McCarthy
CEO & President

FY 2024 Q2 Operating Metrics and Financial Summary

				% Change
User Metrics	Q2 FY23	Q1 FY24	Q2 FY24	Y/Y	Q/Q
Members (in millions)	6.7	6.4	6.4	(4)%	(1)%
Ending Paid Connected Fitness Subscriptions (in millions)	2.979	2.964	3.004	1%	1%
Average Net Monthly Paid Connected Fitness Subscription Churn	1.2%	1.5%	1.2%	0 bps	(30) bps
Ending Paid App Subscriptions (in millions)	0.852	0.763	0.718	(16)%	(6)%
Average Monthly Paid App Subscription Churn (1)	—	6.3%	7.2%	—	90 bps

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$381.4	$180.6	$319.1	(16)%	77%
Subscription Revenue	411.3	415.0	424.5	3%	2%
Total Revenue	$792.7	$595.5	$743.6	(6)%	25%

Connected Fitness Products Gross Profit	$(42.8)	$5.7	$13.8	132%	145%
Connected Fitness Products Gross Margin	(11.2)%	3.1%	4.3%	1,560 bps	120 bps

Subscription Gross Profit	$277.9	$279.7	$285.6	3%	2%
Subscription Gross Margin	67.6%	67.4%	67.3%	(30) bps	(10) bps
Subscription Contribution Margin (2)	72.1%	72.0%	71.7%	(50) bps	(30) bps

Total Gross Profit	$235.0	$285.4	$299.4	27%	5%
Total Gross Margin	29.7%	47.9%	40.3%	1,060 bps	(770) bps

Total Operating Expenses	$566.4	$417.6	$486.5	(14)%	16%

Net Loss	$(335.4)	$(159.3)	$(194.9)	42%	(22)%
Adjusted EBITDA (2)	$(122.4)	$9.1	$(81.7)	33%	(996)%

Net Cash Used in Operating Activities	$(88.5)	$(79.2)	$(31.2)	65%	61%
Free Cash Flow (2)	$(94.4)	$(83.2)	$(37.2)	61%	55%
____________________________________
(1) Average Net Monthly Paid App Subscription Churn is reported on a go-forward basis starting in Q1 FY24 as the metric includes App One and App+ subscriptions that were not available during fiscal year 2023.
(2) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS

Paid Connected Fitness Subscriptions
We ended the quarter with 3.00 million Ending Paid Connected Fitness Subscriptions, reflecting a net increase of 40 thousand in the quarter. Average Net Monthly Paid Connected Fitness subscription churn was 1.2%, outperforming internal expectations. Our churn result was positively impacted by fewer than anticipated new subscription pause requests as well as faster than anticipated reactivation rates for subscription pauses associated with our seat-post recall. Gross additions were also positively impacted by faster than anticipated hardware delivery times and continued growth in CF subscriptions associated with secondary market sales.

Paid App Subscriptions
We ended the quarter with 718 thousand Peloton App subscribers, reflecting a net reduction of 44 thousand in the quarter. Paid App Subscriptions exceeded our forecast due to slightly higher than expected additions coupled with lower than expected Average Monthly Paid App Subscription churn of 7.2%. Our premium tier App+ subscription additions continue to track ahead of expectations.

Quarterly and Recent Highlights
We are committed to the continuous improvement of our product experience. Since early November, we've launched a series of software features on our Connected Fitness and App platforms, many of which were requests from our passionate Member base. These efforts are reflected in our engagement performance, as Average Monthly Watch Time per Paid Subscriber increased 6% year-over-year in Q2.

Member engagement with our Entertainment options on our Connected Fitness platform continues to grow and we recently announced YouTube TV as an official Peloton Entertainment Hub partner. For Tread+, we launched the auto-incline feature and access to our Lanebreak gamified workouts. For Bike+, we are beta testing ERG mode for Power Zone classes, enabling personalized and automated resistance catered to a Member's fitness level.

For App, we launched frequently requested features like Offline Mode for our "Just Work Out" tracking feature, and an ability to log reps and weight metrics in Peloton Gym content. Lastly, we've refined our App design with improved navigation and filtering.

For our Peloton Rental Members, we launched a self-service buyout process and added a new buyout financing option, both of which reduced the transactional friction for Members to purchase their rental. As a result, we've seen a sharp increase in buyout activity, with over 11% of our rental base choosing to purchase in Q2.

Beyond product enhancements, we continue to invest in improving Member Support and satisfaction. In December we began beta-testing a new troubleshooting capability within our Connected Fitness platform that allows our Members to diagnose common service issues, and use a set of interactive tests to resolve them without contacting Member Support. This tool also generates diagnostic reports that are shared with our engineering team to enhance our software experience. These efforts are expected to improve service costs and efficiency over time for Members and our Member Support teams.

On January 5th we completed the sale of the Peloton Output Park building and a portion of the corresponding land. Proceeds net of transactions costs were approximately $31.9 million.

Q2 FINANCIAL RESULTS
Revenue
Total revenue was $743.6 million for the three months ended December 31, 2023, comprised of $319.1 million of Connected Fitness segment revenue and $424.5 million of Subscription revenue, comparing to our $715 million to $750 million guidance range.

Gross Profit and Margin
Total Gross profit was $299.4 million for the three months ended December 31, 2023, yielding a gross margin of 40.3% (versus our 40% guidance). Our Connected Fitness segment gross margin was 4.3%, in-line with internal expectations.

Subscription segment gross margin of 67.3% was in-line with our expectations.

Operating Expenses
Total operating expenses, including restructuring and impairment expenses, were $486.5 million for the three months ended December 31, 2023 compared to $566.4 million for the three months ended December 31, 2022. General and administrative expense decreased by $31.9 million versus the year ago period, primarily driven by decreases in legal and other professional fees of $25.0 million, as well as a reduction in stock-based compensation expense. Sales and marketing expense increased $13.2 million versus the year ago period, reflecting higher acquisition media spending, offset by lower personnel-related, retail showroom, and stock-based compensation expenses. Research and development expense was flat vs. the year ago period.

This quarter we recognized $17.0 million of impairment and restructuring expense, of which $7.4 million was non-cash. The non-cash charges were primarily related to the loss on sale of a manufacturing subsidiary and asset write-downs in relation to Peloton Output Park. The cash charges were comprised of $9.3 million in exit and disposal costs and professional fees, and $0.3 million of severance and other personnel costs.

Net Cash Used in Operating Activities, Free Cash Flow & Cash Balance
Net cash used in operating activities was $(31.2) million and free cash flow was $(37.2) million. We ended the quarter with $737.7 million in unrestricted cash and cash equivalents. We also have access to a $400.0 million revolving credit facility, which remains undrawn to date.

Q3 Outlook
Our Q3 Paid Connected Fitness Subscription guidance reflects an updated outlook for hardware sales based on current trends coupled with the seasonality we typically observe in our business. We expect a similar Paid Connected Fitness Churn rate similar to Q2.

Our Q3 Paid App Subscription guidance reflects an expected sequential improvement in gross additions due to seasonality coupled with continued improvements to our conversion funnel.

We expect a sequential increase in Q3 total gross margin as a result of an improvement in Connected Fitness gross margin due to the introduction of Tread+ deliveries along with a smaller impact from seasonal mix-shift toward our Subscription segment. We also expect a sequential improvement in Q3 Adjusted EBITDA mainly due to lower sales and marketing expense.

Q3 FY24 OUTLOOK

			Q3 FY24 Range		% Change (Midpoint)
User Metrics (in millions)	Q3 FY23	Q2 FY24	Low	High	Y/Y	Q/Q
Ending Paid Connected Fitness Subscriptions	3.06	3.00	3.05	3.06	0%	2%

Ending Paid App Subscriptions	0.85	0.72	0.73	0.75	(13)%	3%

Financial Results (dollars in millions)
Total Revenue	$748.9	$743.6	$700.0	$725.0	(5)%	(4)%

Total Gross Margin	36.1%	40.3%	42.5%	42.5%	642 bps	224 bps

Adjusted EBITDA	$(18.7)	$(81.7)	$(30.0)	$(20.0)	(34)%	69%

Full Year Outlook
Our updated Full Year guidance reflects the expectation that current trends for hardware sales will persist through the remainder of fiscal year, partially offset by faster growth for our Bike rental program and revenue from deliveries of Tread+. It also reflects the expectation that churn will follow our historical seasonal pattern, which includes a seasonal increase in paused subscriptions in Q4. Our outlook is tempered by uncertainty surrounding our ability to efficiently grow Paid App subscribers and the performance of other new initiatives, as well as an uncertain macroeconomic outlook.

FY24 OUTLOOK

		FY24 Range		% Change (Midpoint)
User Metrics (in millions)	FY23	Low	High	Y/Y
Ending Paid Connected Fitness Subscriptions	3.00	2.99	3.01	0%

Ending Paid App Subscriptions	0.83	0.70	0.80	(9)%

Financial Results (dollars in millions)
Total Revenue	$2,800.2	$2,675.0	$2,750.0	(3)%

Total Gross Margin	33.0%	44.0%	44.0%	1,102 bps

Adjusted EBITDA	$(208.5)	$(75.0)	$(25.0)	76%

Our Q2 performance reflects continued leadership in the connected fitness category and the strength of our subscription business, which continues to grow engagement by delivering best-in-class fitness content to over 6 million loyal Members. We continue to progress in our business transformation, improving internal capabilities to deliver results by innovating quickly and pivoting when necessary. Our financial outlook for the remainder of FY24 reflects uncertainty in the timing of growth acceleration, but we remain confident in our key growth initiatives to get us there.

Liz Coddington
CFO

Webcast
We will host a Q&A session at 8:30 a.m. ET on Thursday, February 1st, 2024 to discuss our financial results. To participate in the live call by phone, please go to this link to register (phone registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to register at a minimum 15 minutes before the start of the call. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the third quarter of and full fiscal year 2024; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; our supply chain management initiatives; details regarding and the timing of the launch of products and services; the launch of global partnership growth initiatives; our future operating results and financial position, including our ability to achieve positive free cash flow and positive revenue growth; our profitability; our business strategy and plans, including subscriber and market growth and international growth; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth and costs; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products market and of our paid App; our ability to maintain the value and reputation of the Peloton brand; our ability to negotiate Peloton for Business partnerships; disruption or failure of our information technology systems or websites; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; any declines in sales of our Bike and Bike+; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31,	June 30,
	2023	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$737.7	$813.9
Accounts receivable, net	141.0	97.2
Inventories, net	427.2	522.6
Prepaid expenses and other current assets	220.7	205.4
Total current assets	1,526.5	1,639.1
Property and equipment, net	398.6	444.8
Intangible assets, net	20.1	25.6
Goodwill	41.2	41.2
Restricted cash	60.4	71.6
Operating lease right-of-use assets, net	499.3	524.1
Other assets	23.2	22.7
Total assets	$2,569.4	$2,769.1
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$513.1	$478.4
Deferred revenue and customer deposits	189.2	187.3
Current portion of long-term debt and other bank borrowings	7.5	7.5
Operating lease liabilities, current	79.1	83.5
Other current liabilities	4.4	4.6
Total current liabilities	793.3	761.4
0% Convertible senior notes, net	990.3	988.0
Term loan, net	691.6	690.9
Operating lease liabilities, non-current	566.3	593.8
Other non-current liabilities	27.1	30.1
Total liabilities	3,068.6	3,064.2
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 346,192,530 and 338,750,774 shares issued and outstanding as of December 31, 2023 and June 30, 2023, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 18,016,072 and 18,016,853 shares issued and outstanding as of December 31, 2023 and June 30, 2023, respectively.	—	—
Additional paid-in capital	4,767.1	4,619.8
Accumulated other comprehensive income	19.5	16.8
Accumulated deficit	(5,285.9)	(4,931.8)
Total stockholders’ deficit	(499.3)	(295.1)
Total liabilities and stockholders' deficit	$2,569.4	$2,769.1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Revenue:
Connected Fitness Products	$319.1	$381.4	$499.7	$585.6
Subscription	424.5	411.3	839.5	823.6
Total revenue	743.6	792.7	1,339.2	1,409.2
Cost of revenue:
Connected Fitness Products	305.3	424.2	480.2	684.1
Subscription	139.0	133.4	274.2	272.9
Total cost of revenue	444.2	557.6	754.4	957.0
Gross profit	299.4	235.0	584.8	452.2
Operating expenses:
Sales and marketing	230.3	217.1	376.4	355.8
General and administrative	160.8	192.6	311.8	386.1
Research and development	79.9	80.0	158.6	168.1
Impairment expense	3.6	9.7	27.7	72.6
Restructuring expense	13.4	49.0	31.2	155.9
Supplier settlements	(1.5)	17.9	(1.5)	19.1
Total operating expenses	486.5	566.4	904.2	1,157.6
Loss from operations	(187.1)	(331.3)	(319.4)	(705.3)
Other expense, net:
Interest expense	(27.7)	(22.2)	(54.9)	(43.2)
Interest income	8.4	5.8	16.9	9.8
Foreign exchange gain (loss)	9.6	11.8	1.9	(5.2)
Other income, net	0.1	2.4	0.4	2.6
Total other expense, net	(9.5)	(2.2)	(35.7)	(35.9)
Loss before provision for income taxes	(196.6)	(333.5)	(355.1)	(741.2)
Income tax (benefit) expense	(1.7)	1.9	(1.0)	2.7
Net loss	$(194.9)	$(335.4)	$(354.1)	$(743.9)
Net loss attributable to Class A and Class B common stockholders	$(194.9)	$(335.4)	$(354.1)	$(743.9)
Net loss per share attributable to common stockholders, basic and diluted	$(0.54)	$(0.98)	$(0.98)	$(2.18)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	362,334,326	341,930,937	360,440,945	340,516,100
Other comprehensive income:
Change in foreign currency translation adjustment	0.8	3.9	2.7	8.2
Derivative adjustments:
Reclassification for derivative adjustments included in Net loss	—	0.1	—	0.6
Total other comprehensive income	0.8	4.0	2.7	8.9
Comprehensive loss	$(194.1)	$(331.4)	$(351.5)	$(735.1)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(354.1)	$(743.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	55.9	60.9
Stock-based compensation expense	140.8	263.7
Non-cash operating lease expense	33.7	44.4
Amortization of debt discount and issuance costs	7.0	6.7
Impairment expense	27.7	72.6
Loss on sale of subsidiary	3.8	—
Net foreign currency adjustments	(1.9)	5.6
Changes in operating assets and liabilities:
Accounts receivable	(44.0)	(41.4)
Inventories	80.1	287.5
Prepaid expenses and other current assets	(21.1)	13.0
Other assets	(1.2)	5.3
Accounts payable and accrued expenses	8.6	(218.5)
Deferred revenue and customer deposits	1.9	9.6
Operating lease liabilities, net	(44.5)	(43.6)
Other liabilities	(3.0)	(13.1)
Net cash used in operating activities	(110.4)	(291.3)
Cash Flows from Investing Activities:
Capital expenditures and capitalized internal-use software development costs	(10.0)	(49.5)
Proceeds from sale of subsidiary	14.6	—
Net cash provided by (used in) investing activities	4.6	(49.5)
Cash Flows from Financing Activities:
Principal repayment of Term Loan	(3.8)	(3.8)
Proceeds, net from employee stock purchase plan withholdings	1.9	2.8
Proceeds from employee stock plans	19.1	29.9
Principal repayments of finance leases	(0.5)	(1.0)
Net cash provided by financing activities	16.8	27.9
Effect of exchange rate changes	1.7	7.1
Net change in cash, cash equivalents, and restricted cash	(87.3)	(305.7)
Cash, cash equivalents, and restricted cash — Beginning of period	885.5	1,257.6
Cash, cash equivalents, and restricted cash — End of period	$798.1	$951.9
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$47.8	$33.1
Cash paid for income taxes	$1.9	$7.6
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$2.2	$2.5
Stock-based compensation capitalized for software development costs	$—	$4.4

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: total other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;

•Adjusted EBITDA does not reflect costs associated with product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal, and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect non-recurring supplier settlements; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended December 31,		Three Months Ended September 30,	Fiscal Year Ended June 30,	Three Months Ended March 31,
	2023	2022	2023	2023	2023
	(in millions)
Net loss	$(194.9)	$(335.4)	$(159.3)	$(1,261.7)	$(275.9)
Adjusted to exclude the following:
Total other expense, net	9.5	2.2	26.2	60.9	9.1
Income tax (benefit) expense	(1.7)	1.9	0.8	3.7	0.8
Depreciation and amortization expense	25.1	31.2	30.8	124.3	32.2
Stock-based compensation expense	66.6	75.6	67.0	319.9	69.3
Impairment expense	3.6	9.7	24.0	144.5	39.4
Restructuring expense	13.9	52.7	18.4	193.0	12.0
Supplier settlements	(1.5)	17.9	—	22.0	2.9
Product recall related matters(1)	(6.5)	2.3	(1.8)	80.9	9.7
Litigation and settlement expenses(2)	4.2	19.3	2.9	102.8	81.8
Other adjustment items	—	0.2	—	1.0	—
Adjusted EBITDA	$(81.7)	$(122.4)	$9.1	$(208.5)	$(18.7)
______________________
(1) Represents adjustments and charges associated with product recall related matters, as well as accrual adjustments. For the three month ended December 31, 2023 and 2022, these include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(2.3) million and zero, respectively, recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of $(4.2) million and zero, respectively, and operating expenses of zero and $2.3 million associated with recall-related hardware development costs, respectively. For the three months ended September 30, 2023 and March 31, 2023, these include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(1.6) million and $(11.9) million, respectively, and recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of $(0.1) million and $21.6 million, respectively. For the fiscal year ended June 30, 2023, these include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $14.6 million, recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of $64.1 million, and operating expenses of $2.3 million associated with recall-related hardware development costs.
(2) Includes litigation-related expenses for certain non-recurring patent infringement litigation, consumer arbitration, and product recalls. Includes Dish settlement accrual of $75.0 million for the fiscal year ended June 30, 2023 and three months ended March 31, 2023.
Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution and Subscription Contribution Margin to Subscription Gross Profit and Subscription Gross Margin, respectively, which are the most directly comparable financial measures prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended December 31,		Three Months Ended September 30,
	2023	2022	2023
	(dollars in millions)
Subscription Revenue	$424.5	$411.3	$415.0
Less: Cost of Subscription	139.0	133.4	135.2
Subscription Gross Profit	$285.6	$277.9	$279.7
Subscription Gross Margin	67.3%	67.6%	67.4%
Add back:
Depreciation and amortization expense	$8.7	$8.8	$9.3
Stock-based compensation expense	10.0	10.0	9.7
Subscription Contribution	$304.3	$296.6	$298.7
Subscription Contribution Margin	71.7%	72.1%	72.0%

The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and Instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and capitalized internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended December 31,		Three Months Ended
	2023	2022	September 30, 2023	June 30, 2023
	(in millions)
Net cash used in operating activities	$(31.2)	$(88.5)	$(79.2)	$(55.4)
Capital expenditures and capitalized internal-use software development costs	(6.0)	(5.9)	(4.1)	(18.6)
Free Cash Flow	$(37.2)	$(94.4)	$(83.2)	$(74.0)